UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of the earliest event reported):  June 15, 2010

CHISEN ELECTRIC CORPORATION
(Exact name of registrant as specified in charter)

Nevada	333-128532	20-2190950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jingyi Road, Changxing Economic Development Zone, Changxing, Zhejiang Province, The People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(011) 0572-6267666

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Removal of Chief Financial Officer

On June 15, 2010, the board of directors (the “Board”) of Chisen Electric Corporation, a Nevada corporation (the “Company”), approved the removal of Mr. He Zhiwei from the position of chief financial officer of the Company (“CFO”) effective as of June 15, 2010.

(c)  Appointment of Chief Financial Officer

On June 15, 2010, the Board approved the appointment of Mr. Liu Chuanjie as CFO. Mr. Liu is 32 years old. Mr. Liu is currently a director of the Company, a one-year appointment until the next annual general meeting of the Company’s stockholders. He has served in such capacity since November 24, 2008. Mr. Liu is also the Company’s treasurer, serving in such capacity since November 12, 2008, and he will continue to serve as treasurer until removed from the position by the Board. There were no pre-existing arrangements pursuant to which Mr. Liu was appointed CFO. Mr. Liu does not have a family relationship with any other director or executive officer of the Company.

Since May 2004, Mr. Liu has served as Controller, Director of Finance, and as a director of Changxing Chisen Electric Co., Ltd., the chief operating subsidiary of the Company. Mr. Liu has expertise in accounting systems and national accounting policies, fund raising and investing.

Mr. Liu has not had a direct or indirect material interest in any transaction (occurring since the beginning of the Company’s last fiscal year, or currently proposed) in which the Company was a participant and the amount involved exceeded US$120,000.

In connection with Mr. Liu’s appointment as CFO, material terms of such appointment are undetermined as of the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2010	CHINA INSONLINE CORP.

	By:	/s/ Xu Kecheng
	Name:	Xu Kecheng
	Its:	Chief Executive Officer